Exhibit 99.2
TRANSFER, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS TRANSFER, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of April 10, 2006 (the “Effective Date”) by and among Woodlaken LLC (“Seller”) and Pascal Partners, LLC (the “Purchaser).

WHEREAS, Seller is the record and beneficial owner of a promissory note (the “Note”) issued by Solomon Technologies, Inc. (the “Company”) on April 6, 2006 in the principal amount of $50,000.00;

WHEREAS, Seller wishes to transfer, assign, sell and deliver to Purchaser and Purchaser wishes to purchase from Seller his right, title and interest in and to the Note, in consideration of a purchase price in the amount of Fifty Thousand Dollars ($50,000.00) (the “Purchase Price”), upon the terms and conditions of this Agreement; and

WHEREAS, Purchaser desires to be bound by the terms and conditions of the Security Agreement (as defined below) and receive all transferable rights with respect to the Note.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Transfer of Note. Upon receipt by Seller of the Purchase Price, Seller shall sell, transfer, assign, convey and deliver to the Purchaser and Purchaser shall purchase, accept and acquire from Seller, all of its right, title and interest in the Note, including any rights permitted to be transferred with respect to such Note pursuant to the Amended and Restated Security Agreement, dated as of March 16, 2005, by and among the Company, Seller, Jezebel Management Corporation and the other investors listed on Schedule A thereto (the “Security Agreement”). Seller and Purchaser acknowledge that any interest that has accrued under the Note through the date this Agreement shall remain the property of Seller and any interest that shall accrue under the Note after the date of this Agreement shall be the property of Purchaser.

2. Purchase Price. The Purchase Price shall be paid by Purchaser to Seller by wire transfer or certified check of immediately available funds upon execution and delivery of this Agreement.

3. Assumption. Purchaser hereby assumes all of the obligations and commitments of Seller with respect to the Note accruing on or after the Effective Date. Purchaser further agrees to be bound by the terms and conditions of the Security Agreement.

4. Further Acts. Each of Seller and Purchaser agrees to execute in his respective capacity as a Seller or Purchaser any further agreements or instruments or perform any acts as required by the Company or otherwise that are or may become reasonably necessary to carry out the intent of this Agreement, including, without limitation, execution of any documents required by the Note and the Security Agreement to complete the foregoing transfer and the cancellation and reissuance of certificates representing the Note.

5. Instruments of Transfer.

(a) Seller’s Deliverables. Upon receipt of the Purchase Price by Seller, Seller shall deliver the following documentation to Purchaser:

(i) a certificate representing the Note purchased by the Purchaser; and

(ii) such other instrument or instruments of transfer, in such form, as shall be necessary or appropriate to vest in Purchaser good and marketable title to the Note, including a letter from Seller to the Company instructing the Company to issue a new promissory note with the same terms as the Note but payable to the order of the Purchaser.

(b) Purchaser’s Deliverables. Contemporaneously with its receipt of the Note from Seller, Purchaser shall deliver to Seller full payment of the Purchase Price.

6. Representations and Warranties.

(a)  Seller and Purchaser hereby each represents and warrants to the other as follows:

(i) Each has the full legal right, power and authority to enter into this Agreement and to consummate all of the transactions contemplated herein.

(ii) This Agreement when executed and delivered by each of Seller and Purchaser constitutes the valid and binding obligation of each of Seller and Purchaser enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.

(iii) The execution, delivery and performance of this Agreement by Seller or Purchaser does not and will not conflict with, result in any breach of any provision of or constitute a default under any agreement, obligation or other instrument to which Seller or Purchaser is a party or by which Seller or Purchaser is bound.

(b) Seller hereby represents and warrants to Purchaser that Seller is the record and beneficial owner of the Note, free and clear of all liens, pledges, encumbrances, restrictions and claims of any kind and upon the execution and delivery of this Agreement by the parties and the performance of their respective obligations hereunder, the Note shall be delivered to Purchaser free of any such liens or encumbrances.

(c) Purchaser hereby represents and warrants to Seller as follows:

(i) Purchaser is acquiring the Note for its own account (and not for the account of others) and not with a view to its redistribution or resale within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) Purchaser is an “accredited investor” within the meaning of Section 2(a)(15) of the Securities Act and 501(a) thereunder the Securities Act and is not relying upon Seller for knowledge or information regarding the Company or the transactions described in this Agreement.

(iii) Purchaser understands that it may not sell or otherwise dispose of the Note (i) except as permitted by the Note and (ii) in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act.

7. Legends. It is understood that the certificate evidencing the Note may bear one or more legends as required by the Note.

8. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to its conflicts of laws principles.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SELLER:

WOODLAKEN LLC

 By: /s/ Gary M. Laskowski
Name: Gary M. Laskowski
Title: Manager

PURCHASER:

 PASCAL PARTNERS, LLC

By: /s/ Nick Marinella
 Name: Nick Marinella
 Title: Managing Member

ACKNOWLEDGED:

SOLOMON TECHNOLOGIES, INC.

By: /s/ Peter W. DeVecchis, Jr.
   Name: Peter W. DeVecchis, Jr.
Title: President